Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Amber Rensen
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2015 FINANCIAL RESULTS

Net Revenues Grow Seven Percent in Constant-Currency
Adjusted EBIT Increase Reflects Higher Gross Margin

SAN FRANCISCO (October 13, 2015) – Levi Strauss & Co. (LS&Co.) announced financial results today for the third quarter ended August 30, 2015.
Highlights include:

	Three Months Ended		% Increase (Decrease)
($ millions)	August 30, 2015	August 24, 2014	As Reported
Net revenues	$1,142	$1,154	(1)%
Net income attributable to LS&Co.	$58	$51	15%
Adjusted EBIT	$128	$119	8%

Net revenues declined one percent on a reported basis but grew seven percent on a constant-currency basis. A seven percent increase in sales to wholesale customers, related to product introductions in the Americas, including the Levi's® brand women's denim collection, was complimented by retail sales growth of eight percent, reflecting expansion of the retail network in Europe and Asia. Net income grew fifteen percent reflecting higher operating income and lower interest expense. Adjusted EBIT grew eight percent on a reported basis and twenty-three percent on a constant-currency basis primarily reflecting an improved gross margin and the higher constant-currency revenues.

“In the third quarter, we were encouraged by the initial response to our new product introductions, as well as the continued strength of our international retail business,” said Chip Bergh, president and chief executive officer. “Although we expect traffic at retail to remain challenging in the fourth quarter, we are confident in our ability to grow full-year sales and adjusted EBIT on a currency-neutral basis.”

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LS&Co. Q3 2015 Results/Add One
October 13, 2015

Third-Quarter 2015 Highlights

▪
On a reported basis, gross profit in the third quarter increased to $573 million compared with $562 million for the same quarter of 2014. Currency translation unfavorably impacted gross profit by approximately $45 million. Gross margin for the third quarter grew to 50.2 percent of revenues compared with 48.7 percent of revenues in the same quarter of 2014, primarily due to lower negotiated product costs and streamlined supply chain operations. Price increases also benefited gross margin.

▪
Selling, general and administrative (SG&A) expenses for the third quarter of $455 million were flat compared with the same quarter of 2014. Currency favorably impacted SG&A by $30 million. Excluding currency, higher costs primarily reflected the expansion of the company's retail network and investment in its ecommerce business.

▪
Adjusted EBIT, which excludes the charges associated with the company’s global productivity initiative and debt refinancing, was $128 million, up from $119 million in the same quarter of 2014, primarily reflecting the higher gross margin and higher constant-currency revenues. Currency unfavorably impacted Adjusted EBIT by $15 million. A reconciliation of Adjusted EBIT is provided at the end of this press release.

▪	Operating income of $115 million in the third quarter was up from $105 million in the same quarter of 2014 reflecting higher Adjusted EBIT.

Regional Overview

Reported regional net revenues and operating income for the quarter were as follows:

	Net Revenues			Operating Income *
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	August 30, 2015	August 24, 2014		August 30, 2015	August 24, 2014
Americas	$713	$697	2%	$144	$122	18%
Europe	$258	$286	(10)%	$51	$50	2%
Asia	$170	$171	—	$26	$17	48%

* Note: Regional operating income is equal to regional adjusted EBIT.

•
Net revenues in the Americas grew in the wholesale channel primarily due to the introduction of new products, including the Levi's® brand women's denim collection. Excluding currency effects, net revenues grew five percent. Operating income growth primarily reflected an improvement in the region's gross margin.

•
In Europe, currency translation unfavorably impacted net revenues and operating income by $54 million and $11 million, respectively. Excluding the currency effects, net revenues grew twelve percent and operating income grew thirty-two percent, reflecting performance and expansion of the company-operated retail network and an improvement in the region's gross margin.

•
In Asia, net revenues were flat and operating income was up forty-eight percent on a reported basis. Excluding currency effects, net revenues and operating income grew nine percent and sixty-six percent, respectively, reflecting growth in the company-operated retail network and an improvement in the region's gross margin.

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LS&Co. Q3 2015 Results/Add Two
October 13, 2015

Cash Flow and Balance Sheet

At August 30, 2015, cash and cash equivalents of $273 million were complemented by $549 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $822 million. Net debt at the end of the third quarter remained $0.9 billion. Free cash flow through the third quarter of 2015 was zero, as higher cash from operations was offset by higher capital expenditures and a higher dividend payment.

Global Productivity Initiative

Restructuring and related charges associated with the company's global productivity initiative primarily reflect severance benefit costs, pension plan curtailment gains and losses, other expenses associated with staffing reductions, and consulting fees primarily related to centrally-led cost-savings and procurement projects, as well as transition costs associated with the decision to outsource certain global business service activities. Actions taken to date for the global productivity initiative are expected to deliver net annualized savings of $125 – $150 million, relative to the cost structure of the company and foreign currency exchange rates prior to the commencement of the initiative. The company anticipates that it will incur additional restructuring charges related to the global productivity initiative, and now expects that the majority of the related actions will be implemented by the end of 2016. The company continues to believe that upon completion it will realize net annualized benefits of $175 – 200 million, relative to the cost structure and profitability of the company and foreign currency exchange rates prior to the commencement of the initiative.

The company expects additional savings in future periods to come from streamlining its planning and go-to-market strategies, implementing efficiencies across its retail, supply chain and distribution network, and pursuing improved procurement practices.

Investor Conference Call

The company’s third-quarter 2015 investor conference call will be available through a live audio webcast at http://levistrauss.com/investors/#earnings-webcast today, October 13, 2015, at 1 p.m. Pacific / 4 p.m. Eastern or via the following phone numbers: 800-891-4735 in the United States and Canada, or +1-973-200-3066 internationally; I.D. No. 47005840. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through October 19, 2015, at 800-585-8367 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 47005840. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements related to: estimated long-term savings from the global productivity initiative; additional restructuring charges related to the global productivity initiative; related expected additional savings in future periods and the origin thereof; and the ability to grow full-year sales and adjusted EBIT on a constant-currency basis. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2014 and our Quarterly Report on Form 10-Q for the quarter ended August 30, 2015, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements.

-more-

LS&Co. Q3 2015 Results/Add Three
October 13, 2015

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to update or revise any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Non-GAAP Financial Measures

The company reports its financial results in conformity with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. However, management believes that certain non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, provide users of the company’s financial information with additional useful information. The tables found below include Free Cash Flow, Net Debt and Adjusted EBIT and corresponding reconciliations to the most comparable GAAP financial measures. These non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company’s financial results prepared in accordance with GAAP. Certain of these items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitation as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations, include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. Additionally, the methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies, limiting the usefulness of these measures. The company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business.

The company presents non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, because it believes they provide investors, financial analysts and the public with additional information to measure performance and evaluate the company’s ability to service its debt and may be useful for comparing its operating performance with the performance of other companies that have different financing and capital structures and tax rates. The company further believes these measures may be useful for period-over-period comparisons of underlying business trends and its ongoing operations.

See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE THIRD QUARTER OF 2015” below for reconciliation to the most comparable GAAP financial measures.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,700 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2014 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 30, 2015	November 30, 2014
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$272,555	$298,255
Trade receivables, net of allowance for doubtful accounts of $11,196 and $12,704	438,854	481,981
Inventories:
Raw materials	3,535	4,501
Work-in-process	3,030	5,056
Finished goods	668,327	591,359
Total inventories	674,892	600,916
Deferred tax assets, net	161,673	178,015
Other current assets	95,114	99,347
Total current assets	1,643,088	1,658,514
Property, plant and equipment, net of accumulated depreciation of $799,593 and $784,493	375,901	392,062
Goodwill	236,569	238,921
Other intangible assets, net	43,934	45,898
Non-current deferred tax assets, net	458,814	488,398
Other non-current assets	118,548	100,280
Total assets	$2,876,854	$2,924,073

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$144,946	$131,524
Accounts payable	278,506	234,892
Accrued salaries, wages and employee benefits	168,689	178,470
Restructuring liabilities	27,501	57,817
Accrued interest payable	21,773	5,679
Accrued income taxes	7,071	9,432
Other accrued liabilities	234,469	263,182
Total current liabilities	882,955	880,996
Long-term debt	1,051,891	1,092,478
Long-term capital leases	12,423	11,619
Postretirement medical benefits	112,495	122,213
Pension liability	379,264	406,398
Long-term employee related benefits	71,351	80,066
Long-term income tax liabilities	24,293	35,821
Other long-term liabilities	55,156	62,363
Total liabilities	2,589,828	2,691,954
Commitments and contingencies
Temporary equity	87,929	77,664

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,442,139 shares and 37,430,283 shares issued and outstanding	374	374
Additional paid-in capital	—	—
Retained earnings	587,048	528,209
Accumulated other comprehensive loss	(389,439)	(375,340)
Total Levi Strauss & Co. stockholders’ equity	197,983	153,243
Noncontrolling interest	1,114	1,212
Total stockholders’ equity	199,097	154,455
Total liabilities, temporary equity and stockholders’ equity	$2,876,854	$2,924,073
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 30, 2015	August 24, 2014	August 30, 2015	August 24, 2014
	(Dollars in thousands) (Unaudited)
Net revenues	$1,142,012	$1,154,129	$3,209,267	$3,365,966
Cost of goods sold	568,655	591,926	1,598,614	1,697,105
Gross profit	573,357	562,203	1,610,653	1,668,861
Selling, general and administrative expenses	454,530	454,712	1,329,474	1,325,546
Restructuring, net	4,054	2,371	11,346	79,411
Operating income	114,773	105,120	269,833	263,904
Interest expense	(17,138)	(27,179)	(62,363)	(90,318)
Loss on early extinguishment of debt	—	—	(14,002)	(11,151)
Other expense, net	(8,316)	(5,605)	(26,705)	(7,544)
Income before income taxes	89,319	72,336	166,763	154,891
Income tax expense	30,858	22,536	58,567	44,479
Net income	58,461	49,800	108,196	110,412
Net (income) loss attributable to noncontrolling interest	(286)	820	62	1,637
Net income attributable to Levi Strauss & Co.	$58,175	$50,620	$108,258	$112,049
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	August 30, 2015	August 24, 2014	August 30, 2015	August 24, 2014
	(Dollars in thousands) (Unaudited)
Net income	$58,461	$49,800	$108,196	$110,412
Other comprehensive income (loss), net of related income taxes:
Pension and postretirement benefits	3,083	2,339	9,912	6,857
Net investment hedge (losses) gains	(17)	3,644	3,304	74
Foreign currency translation losses	(15,360)	(7,917)	(26,667)	(7,856)
Unrealized (loss) gain on marketable securities	(853)	291	(684)	783
Total other comprehensive loss	(13,147)	(1,643)	(14,135)	(142)
Comprehensive income	45,314	48,157	94,061	110,270
Comprehensive (income) loss attributable to noncontrolling interest	(331)	873	98	1,713
Comprehensive income attributable to Levi Strauss & Co.	$44,983	$49,030	$94,159	$111,983
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 30, 2015	August 24, 2014
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$108,196	$110,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,448	81,119
Asset impairments	1,912	3,858
Gain on disposal of assets	(8,607)	(66)
Unrealized foreign exchange losses	11,667	5,906
Realized gain on settlement of forward foreign exchange contracts not designated for hedge accounting	(6,107)	(3,358)
Employee benefit plans’ amortization from accumulated other comprehensive loss	12,764	11,192
Noncash restructuring charges	269	3,386
Noncash loss on early extinguishment of debt	3,448	3,170
Amortization of deferred debt issuance costs	2,273	2,960
Stock-based compensation	12,827	9,305
Allowance for doubtful accounts	890	531
Change in operating assets and liabilities:
Trade receivables	62,259	4,190
Inventories	(41,789)	(119,209)
Other current assets	3,110	(5,895)
Other non-current assets	(11,874)	(5,035)
Accounts payable and other accrued liabilities	(35,209)	(7,631)
Restructuring liabilities	(31,314)	39,759
Income tax liabilities	19,491	10,590
Accrued salaries, wages and employee benefits and long-term employee related benefits	(56,415)	(61,358)
Other long-term liabilities	(13,402)	(1,435)
Other, net	494	(1,102)
Net cash provided by operating activities	110,331	81,289
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(66,405)	(50,461)
Proceeds from sales of assets	8,977	1,471
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	6,107	3,358
Acquisitions, net of cash acquired	(2,271)	(318)
Net cash used for investing activities	(53,592)	(45,950)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	500,000	—
Repayments of long-term debt and capital leases	(527,315)	(207,789)
Proceeds from senior revolving credit facility	295,000	165,000
Repayments of senior revolving credit facility	(281,000)	(75,000)
Proceeds from short-term credit facilities	20,292	18,776
Repayments of short-term credit facilities	(14,137)	(18,793)
Other short-term borrowings, net	(987)	(2,932)
Debt issuance costs	(4,605)	(2,684)
Restricted cash	1,381	617
Repurchase of common stock	(2,294)	(5,188)
Excess tax benefits from stock-based compensation	805	799
Dividend to stockholders	(50,000)	(30,003)
Net cash used for financing activities	(62,860)	(157,197)
Effect of exchange rate changes on cash and cash equivalents	(19,579)	(40)
Net decrease in cash and cash equivalents	(25,700)	(121,898)
Beginning cash and cash equivalents	298,255	489,258
Ending cash and cash equivalents	$272,555	$367,360

Noncash Investing Activity:
Purchases of property, plant and equipment not yet paid at end of period	$17,779	$8,124

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$44,562	$61,994
Cash paid for income taxes during the period, net of refunds	44,827	41,598
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER OF 2015

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on October 13, 2015, discussing the company’s financial condition and results of operations as of and for the three- and nine-month periods ended August 30, 2015. Free cash flow, Net debt and Adjusted EBIT are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) Free cash flow represents cash from operating activities less purchases of property, plant and equipment, (payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, and cash dividends to stockholders; (2) Net debt represents total long-term and short-term debt less cash and cash equivalents; and (3) Adjusted EBIT represents net income plus income tax expense, interest expense, other (income) expense, net, restructuring and related charges, severance and asset impairment charges, net, and pension and postretirement benefit plan curtailment and net settlement (gains) losses, net.

Free cash flow:

	Nine Months Ended
($ millions)	August 30, 2015	August 24, 2014
	(unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$110.3	$81.3

Non-GAAP measure:
Net cash provided by operating activities	$110.3	$81.3
Purchases of property, plant and equipment	(66.4)	(50.5)
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	6.1	3.4
Dividend to stockholders	(50.0)	(30.0)
Free cash flow	$—	$4.2

Net debt:

($ millions)	August 30, 2015	November 30, 2014
	(unaudited)
Most comparable GAAP measure:
Total long-term and short-term debt	$1,196.8	$1,224.0

Non-GAAP measure:
Total long-term and short-term debt	$1,196.8	$1,224.0
Cash and cash equivalents	(272.6)	(298.3)
Net debt	$924.2	$925.7

Adjusted EBIT:

	Three Months Ended
($ millions)	August 30, 2015	August 24, 2014
	(unaudited)
Most comparable GAAP measure:
Operating income	$114.8	$105.1

Non-GAAP measure:
Net income	$58.5	$49.8
Income tax expense	30.8	22.5
Interest expense	17.2	27.2
Loss on early extinguishment of debt	—	—
Other expense, net	8.3	5.6
Restructuring and related charges, severance and asset impairment charges, net	13.2	15.3
Pension and postretirement benefit plan curtailment and net settlement (gains) losses, net	(0.2)	(1.8)
Adjusted EBIT	$127.8	$118.6